VOTING INFORMATION
Proposal No. 1 — Election of Directors
General
Information Concerning Nominees
Information Concerning Directors Not Standing for Re-election
Meetings of Board of Directors
Committees of Board of Directors
Audit Committee
Compensation Committee
Nominating Committee
Director Compensation
Proposal No. 2 — Increase of Shares under Stock Option Plan
Proposal
Reason for Proposal
Summary Plan Description
Federal Income Tax Consequences
Proposal No. 3 — Amend Articles of Incorporation
Proposal
Specific Language of Amendments
Purpose and Effect of the Amendments
Executive Compensation
Information Concerning Non-Director Executive Officers
Summary Compensation Table
Option Grants in Last Fiscal Year
Aggregated Option Exercises and Year End Option Values
Equity Compensation Plan Information
Compensation Committee Report
CERTAIN TRANSACTIONS
Transactions with Executive Officers
Change in Control
Vesting of Directors’ Options
Loan to Affiliate of Wayne Mills
STOCK PERFORMANCE GRAPH
COMMON STOCK OWNERSHIP
Share Ownership of Management
Share Ownership of Certain Beneficial Owners
Reporting Under Section 16(a) of the Securities Exchange Act of 1934
AUDIT COMMITTEE REPORT
INDEPENDENT AUDITORS
Auditors
Audit Fees
All Other Fees
SHAREHOLDER PROPOSALS

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the registrant ☒

Filed by a party other than the registrant

Check the appropriate box:

Preliminary proxy statement

Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2).

Definitive proxy statement.

Definitive additional materials.

Soliciting material pursuant to §240.14a-12.

Metalclad Corporation
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

☒ No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

May 24, 2002

Dear Shareholder:

         This is my first correspondence with you since becoming the Chief Executive Officer of Metalclad Corporation. I first started investing in Metalclad because of the potential I saw for its future growth. I want to assure you that I sought this position because I felt more had to be done to realize the potential of Metalclad, and believed that I could spearhead that process.

         Since I own approximately 22% of Metalclad’s common stock, my interests are closely aligned with those of the shareholders. Being heavily invested in Metalclad, it is in my best interests, as well as yours, that we are successful in our efforts to increase shareholder value. Let me assure you that will be my focus.

         The notice of the annual meeting of the shareholders of Metalclad Corporation, to be held on June 24, 2002, along with the Annual Report on Form 10-K, Proxy Statement and form of proxy, are enclosed. The proposals you are being asked to vote on are extremely important. Those items are a cornerstone of my efforts to increase shareholder value. We need your help to go forward. I encourage you, therefore, to vote in favor of all of our proposals.

         If you have any questions about our proposals, please feel free to call me or Brian Niebur at (612) 333 0614. If you don’t initially get in contact with Brian or me, please leave a message, and we will get back to you as soon as possible.

         We hope to see you at the annual meeting.

Very truly yours,

/s/ Wayne W. Mills

Wayne W. Mills

METALCLAD CORPORATION
800 Nicollet Mall, Suite 2690
Minneapolis, Minnesota 55402

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held on
June 24, 2002

     Notice is hereby furnished to the shareholders of Metalclad Corporation (a Delaware corporation) of record as of the close of business on April 26, 2002, of the Annual Meeting of shareholders thereof, to be held at 3:00 p.m. on June 24, 2002, at the Hyatt Regency Hotel, 1300 Nicollet Mall, Minneapolis, Minnesota, for the following purposes:

1. To elect the members of the Board of Directors of Metalclad Corporation;

2. To vote on a proposal to increase the number of shares of Metalclad Corporation’s common stock available under its 2000 Omnibus Stock Option and Incentive Plan from 1,000,000 to 2,000,000;

3. To vote on a proposal to amend Metalclad Corporation’s Certificate of Incorporation to change its name to Entrx Corporation, and to increase its authorized preferred stock from 1,500,000 to 5,000,000 shares; and

4. To transact such other business as may properly come before the meeting, or any adjournment thereof.

     Only shareholders of record as of the close of business on April 26, 2002, or their legal representatives, are entitled to notice and to vote at the Annual Meeting or any adjournment thereof. Each shareholder is entitled to one vote per share on all matters to be voted on at the Annual Meeting.

     A Proxy, Proxy Statement and the 2001 Annual Report on Form 10K are enclosed herewith. You are requested to complete and sign the Proxy, which is being solicited by the Board of Directors and management of Metalclad Corporation, and to return it in the envelope provided.

By Order of the Board of Directors

Chairman of the Board

May 24, 2002

Voting Information

Proposal No. 1 — Election of Directors

General Information Concerning Nominees Information Concerning Directors Not Standing for Re-election Meetings of Board of Directors Committees of Board of Directors
Audit Committee Compensation Committee Nominating Committee
Director Compensation

Proposal No. 2 — Increase of Shares under Stock Option Plan

Proposal Reason for Proposal Summary Plan Description Federal Income Tax Consequences

Proposal No. 3 — Amend Articles of Incorporation

Proposal Specific Language of Amendments Purpose and Effect of the Amendments

Executive Compensation

Information Concerning Non-Director Executive Officers
Summary Compensation Table
Option Grants in Last Fiscal Year
Aggregated Option Exercises and Year End Option Values
Equity Compensation Plan Information
Compensation Committee Report

Certain Transactions

Transactions with Executive Officers Change in Control Vesting of Directors’ Options Loan to Affiliate of Wayne Mills

Stock Performance Graph

Common Stock Ownership

Share Ownership of Management Share Ownership of Certain Beneficial Owners Reporting Under Section 16(a) of the Securities Exchange Act of 1934

Audit Committee Report

Independent Auditors

Auditors Audit Fees All Other Fees

Shareholder Proposals

METALCLAD CORPORATION
800 Nicollet Mall, Suite 2690
Minneapolis, Minnesota 55402

PROXY STATEMENT
2002 ANNUAL MEETING OF SHAREHOLDERS

     This Proxy Statement is furnished to the shareholders of Metalclad Corporation (hereinafter referred to as “Metalclad”), in connection with the solicitation by the Board of Directors of Metalclad of proxies to be voted at the annual meeting of Metalclad shareholders (the “Meeting”), to be held at 3:00 p.m. on June 24, 2002 at the Hyatt Regency Hotel, 1300 Nicollet Mall, Minneapolis, Minnesota. This Proxy Statement and the accompanying Proxy were first mailed on approximately May 24, 2002 to the shareholders of record of Metalclad as of the close of business on April 26, 2002.

VOTING INFORMATION

Who is entitled to vote?

     The holders of common stock of Metalclad who are shareholders of record on April 26, 2002, may vote at the Meeting. As of April 26, 2002, there were 7,674,015 shares of Metalclad’s common stock outstanding.

What are you voting on?

     At the Meeting, the following matters will be voted on:

•	The election of five members of the Board of Directors of Metalclad.

•	An increase in the number of shares of common stock available in Metalclad’s 2000 Stock Option Plan from 1,000,000 shares to 2,000,000 shares.

•	Amendments to the Certificate of Incorporation of Metalclad to change its name to “Entrx Corporation,” and in general to increase the number of authorized shares of preferred stock from 1,500,000 to 5,000,000.

•	Other matters incident to the conduct of the Meeting.

How does the Board recommend you vote on the proposals?

     The Board recommends you vote your shares FOR the election of each of Metalclad’s nominees for director, FOR an increase in the number of shares available for purchase under Metalclad’s 2000 Omnibus Stock Option and Incentive Plan, and FOR the proposed amendments to Metalclad’s Certificate of Incorporation. An abstention from voting on any proposal or a broker non-vote, except for the election of directors, is the same as a vote against the proposal.

Who will be soliciting your vote?

     The Board of Directors is soliciting your vote by mail through this Proxy Statement. However, your vote may also be solicited in person or by telephone by directors, officers or employees of Metalclad. Brokers/dealers, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners of the Company’s common stock, and will be reimbursed for their expenses in connection with that activity. The cost of all of this solicitation is being paid for by Metalclad.

How can you vote?

     If you hold your shares as a shareholder of record, you can vote in person at the Meeting or you can vote by mail. You are a “shareholder of record” if you hold your shares directly in your own name. If you hold your shares indirectly in the name of a bank, broker or other nominee, you are a “street name shareholder.” If you are a street name shareholder, you will receive instructions from your bank, broker or other nominee describing how to vote your shares.

How do you vote by Mail?

     You can vote by mail by following the instructions on the accompanying proxy card, signing the card, and mailing it to the address noted on the card or by using the accompanying envelope provided for that purpose. The proxies named on the proxy card will vote your shares in accordance with your instructions. If you sign and submit your proxy card without giving instructions, the proxies named on the proxy card will vote your shares as recommended by the Board of Directors.

How can you revoke your proxy card?

     If you are a shareholder of record, you can revoke your proxy card by:

•	Submitting a new proxy card;

•	Giving written notice before the meeting to Metalclad’s Secretary, at 800 Nicollet Mall, Suite 2690, Minneapolis, Minnesota 55402, stating that you are revoking your proxy card; or

•	Attending the Meeting and voting your shares in person.

     Merely attending the meeting without voting will not revoke your proxy.

     If you are a street name shareholder, you may revoke your proxy only as instructed by the bank, broker or other nominee holding your shares.

How do you sign the proxy card?

     Sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as a guardian, trustee, executor, administrator, attorney or the officer or agent of a company), include your name and title or capacity. If the shares are held in custody (for example, under the Uniform Transfer to Minors Act), the custodian should sign, not the minor or other beneficiary. If the shares are held in joint ownership, both owners must sign.

What does it mean if you receive more than one proxy or voting instruction card?

     It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive to ensure all your shares are voted.

What constitutes a quorum?

     A quorum of shareholders is necessary to hold a valid meeting of shareholders. A majority of the outstanding shares, present in person or represented by proxy, constitutes a quorum for the Meeting. Abstentions and broker non-votes (as described below) are counted as present for establishing a quorum.

How can you cast your vote for directors?

     You may cast your vote for any nominee as a member of the Board of Directors two ways. You may cast one vote for each share you own for each nominee, or you may cumulate your votes. In order to cumulate your votes, you would multiply the number of directors to be elected (five in this case) by the number of shares you own. This is the total (or cumulative) number of votes you can exercise. You may then cast this cumulative number of votes for one nominee, or distribute those votes among two or more nominees in any proportion you desire. In an uncontested election there is normally no need to cumulate votes.

How many votes are needed for approval of each proposal?

     Persons nominated to be a member of the Board of Directors are elected by a plurality. That is, since there are five directorships established by the Board of Directors, those five nominees who receive the greatest number of votes will be elected as members of the Board of Directors, regardless of whether they receive the affirmative vote of the shareholders owning a majority of the shares of common stock present in person or by proxy. In an uncontested election, the plurality requirement is not a factor.

     The increase of the number of shares of Metalclad’s common stock available for issuance under the 2000 Omnibus Stock Option and Incentive Plan requires the affirmative vote of Metalclad’s shareholders owning a majority of the shares present at the Meeting. This includes shareholders present in person and shareholders who have submitted proxy cards.

     The amendments to Metalclad’s Certificate of Incorporation require the affirmative vote of Metalclad’s shareholders owning a majority of the outstanding shares of common stock.

What is a broker non-vote?

     A broker non-vote occurs when a broker submits a proxy card that does not indicate a vote for some of the proposals because the broker did not receive instructions from the beneficial owner on how to vote on those proposals and does not have discretionary authority to vote in the absence of instructions.

How can you attend the Meeting?

     If you are a shareholder of record on April 26, 2002, you can attend the meeting by presenting acceptable identification at the Meeting. If you are a street name shareholder you may attend the meeting by presenting acceptable identification along with evidence of your beneficial ownership of Metalclad common stock.

Proposal No. 1
ELECTION OF DIRECTORS

General

     Five persons, four of whom are currently members of Metalclad’s Board of Directors, are being nominated for election at the Meeting. Unless otherwise directed, it is the intention of those appointees named in the accompanying Proxy to vote for the election of Kenneth W. Brimmer, Joseph M. Caldwell, Gary W. Copperud, Wayne W. Mills and Joseph M. Senser as the members of Metalclad’s Board of Directors. Each nominee is being nominated for a term of approximately one year, until the next annual meeting of Metalclad’s shareholders. Messrs. Brimmer, Copperud, Mills and Senser were appointed as members of Metalclad’s Board of Directors on February 13, 2002, to fill vacancies then existing on the Board of Directors. Mr. Caldwell has not previously served as a member of the Board of Directors. J. Thomas Talbot, Raymond J. Pacini and Daniel D. Lane, who are currently members of the Board of Directors, are not standing for reelection.

     MANAGEMENT RECOMMENDS A VOTE IN FAVOR OF EACH OF THE PROPOSED NOMINEES LISTED BELOW, AND THE PROXIES WILL BE VOTED IN FAVOR OF SUCH PROPOSED NOMINEES OR AS OTHERWISE DIRECTED.

Information Concerning Nominees

     The name, initial year of service as a director, age and respective position of each nominee as a director of Metalclad as of the date of this Proxy Statement, are as follows:

Name	Director Since	Age	Position

Kenneth W. Brimmer(1)(2)	2002	46	Chairman of the Board and Director

Wayne W. Mills	2002	47	President, Chief Executive Officer and a Director

Gary W. Copperud(1)(2)	2002	44	Director

Joseph M. Senser(1)(2)	2002	45	Director

Joseph M. Caldwell	N/A	34	Nominee As Director

(1)	Member of the Compensation Committee since February 13, 2002.

(2)	Member of the Nominating Committee since February 13, 2002.

     The business experience, principal occupations and directorships in publicly-held companies for the persons nominated to be directors of Metalclad are set forth below.

     Kenneth W. Brimmer was the chief executive officer and chief financial officer of Active IQ Technologies, Inc., from March, 2000 until December, 2001, and continues to act as its chairman of the board of directors. Active IQ Technologies, Inc., which is headquartered in Minnetonka, Minnesota, is engaged in providing accounting and financial management software and services, as well as other software and e-business solutions, to small and medium sized companies, and is listed on the NASDAQ System under the symbol AIQT. Until April, 2000, Mr. Brimmer was an executive officer of Rainforest Cafe, Inc., which had offices in Hopkins, Minnesota, serving as its treasurer from 1995, and its president from April, 1997. Rainforest Cafe, Inc. was the owner and operator of the “Rainforest Cafe” restaurants located throughout the United States and in several foreign countries. From 1990 until 1997, Mr. Brimmer was also engaged in an executive position with Grand Casino, Inc., in Minneapolis, Minnesota, which primarily owned or managed gaming casinos in Minnesota, Mississippi and Louisiana. Mr. Brimmer is a certified public accountant. Mr. Brimmer currently serves on the board of directors of Rainforest Cafe, Inc., a wholly-owned subsidiary of Landry’s Restaurants, Inc., New Horizons Kid Quest, Inc., Hypertension Diagnostics, Inc. and Sterion Incorporated. Mr. Brimmer is currently the chairman of the board of directors of both Sterion Incorporated and Hypertension Diagnostics, Inc.

     Wayne W. Mills has been the president and chief executive officer of Metalclad since February 13, 2002. Mr. Mills is the owner and manager of Blake Capital Partners, LLC, which he formed in September, 1999, primarily to provide consulting services in the areas of capital formation, and mergers and acquisitions. From May, 1991 until September, 1999, Mr. Mills was a registered representative with RJ Steichen & Co., a broker/dealer in Minneapolis, Minnesota.

     Joseph M. Senser is the owner of Joe Senser’s Sports Grill, Inc. which owns and operates three restaurants in the Minneapolis, Minnesota metropolitan area. Mr. Senser opened his first restaurant in 1987. From 1995 until August, 2000, Mr. Senser also acted as director of community relations for Grand Casino Mille Lacs and Grand Casino Hinckley, which are native American owned and operated gaming casinos in north-central Minnesota. Since August, 2000, Mr. Senser has acted as a manager of two related non- profit organizations, the Milton Hershey School and the Hershey Trust. The Milton Hershey School, with funding from the Hershey Trust, provides grades K through 12 education and living facilities in Hershey, Pennsylvania, for financially disadvantaged children.

     Gary W. Copperud has been the president and general manager of CMM Properties, LLC, in Fort Collins, Colorado, since 1983. CMM Properties, LLC is primarily engaged in making investments in real estate and equity securities, and the management of those investments.

     Joseph M. Caldwell has been chief executive officer and a member of the board of directors of Marix Technologies, Inc. since May, 2000. Marix is a privately held company based in Minneapolis, Minnesota that develops and markets software designs to facilitate and control offsite access to software applications and access to information. From March, 1995 to May, 2000, Mr. Caldwell was the chief executive officer of US Internet Corporation, a Minneapolis-based privately held Internet service provider, with service in over 1,300 cities nationwide and over 110 cities internationally. In June, 1998, he co-founded Net Lifestyles, Inc., and has served as co-chairman from June, 1998 to the present. Net Lifestyles is a privately held direct sales company marketing websites, e-commerce solutions, and Internet access to individuals and small businesses.

Information Concerning Directors Not Standing for Re-election

     J. Thomas Talbot is the owner of The Talbot Company, an investment and asset management company, and has been the chief executive officer of HAL, Inc., the parent company of Hawaiian Airlines. He currently serves on the boards of directors of The Hallwood Group, Inc., Fidelity National Financial, Inc., California Costal Communities, Inc., Competisys LLC and The Pacific Club. Mr. Talbot has been a director and served on the Audit Committee of Metalclad since March, 1999, and served on the Compensation Committee from March, 1999 until February, 2002.

     Raymond J. Pacini is the president, chief executive officer, and a director of California Coastal Communities, Inc. (formerly Koll Real Estate Group, Inc.), where he has been employed since 1990. Prior to 1998, he was the executive vice president and chief financial officer of Koll Real Estate Group, Inc. Mr. Pacini has been a director and served on the Audit Committee of Metalclad since March, 1999, and served on the Compensation Committee from March, 1999 until February, 2002.

     Daniel D. Lane has been the chief executive officer and principal owner of Lane/Kuhn Pacific, Inc. since 1983. Lane/Kuhn Pacific, Inc., with offices in Newport Beach, California, is involved in the construction of condominiums and single family homes, and the development of master-planned communities. Mr. Lane has been in the development of single family home projects since 1960. Mr. Lane has been a director and served on the Audit Committee of Metalclad since October, 2001.

Meetings of Board of Directors

     During the year ended December 31, 2001 the Board of Directors held five meetings, and acted by unanimous written consent on three occasions. Each member of the Board of Directors was present for more than 75% of the meetings. None of the current nominees proposed for election to the Board of Directors served as a director in the year ended December 31, 2001.

Committees of Board of Directors

     Audit Committee. The Audit Committee has the responsibility of (i) reviewing audited annual financial statements, and reports and financial statements submitted to any governmental body or disclosed to the public; (ii) consulting with Metalclad’s independent auditors on various audit and financial personnel issues, including questions of independence, disagreement between the auditors and Metalclad’s financial personnel, reviewing of internal financial controls: (iii) recommending to the Board of Directors the engagement of independent accountants to audit the financial statements of Metalclad, and reviewing the performance of such accountants; (iv) reviewing and considering the appropriateness of accounting principals or practices applied to Metalclad’s financial statements; and (v) reviewing Metalclad’s financial personnel and organization. The Audit Committee held two meetings during the year ended December 31, 2001.

     Compensation Committee. The Compensation Committee, which consists solely of non-employee directors, has the obligation to adopt policies applicable to the establishment and the compensation of Metalclad’s executive officers, and has authority to consider and recommend to the Board of Directors the salaries, bonuses, share options, and other forms of compensation of those executive officers. The Compensation Committee held two meetings during the year ended December 31, 2001.

     Nominating Committee. Metalclad’s Nominating Committee was established by the Board of Directors in February, 2002. The Nominating Committee has the authority to consider the qualifications of and recommend each candidate and incumbent for election as a director of Metalclad and to nominate candidates to fill Board of Directors vacancies. In the future, the Nominating Committee will consider shareholder nominations of candidates for election as directors of Metalclad upon receipt of a written request provided to Metalclad’s Nominating Committee no later than December 31 of the calendar year preceding the next annual meeting of shareholders together with the written consent of such person to serve as a director.

Director Compensation

     J. Thomas Talbot, Raymond J. Pacini and Daniel D. Lane, as non-employee members of the Board of Directors during 2001 and through the date of the Meeting, are each entitled to receive $2,500 per calendar quarter, $1,000 for attendance at each Board of Directors meeting and $500 for attendance at each meeting of a Committee of the Board of Directors. For 2001, Messrs. Talbot, Pacini and Lane received $14,000, $14,000 and $5,000, respectively, as members of the Board of Directors. In 2001 Metalclad granted stock options to purchase 25,000 shares of Metalclad’s Common Stock to each of J. Thomas Talbot, Raymond J. Pacini and Daniel D. Lane. In addition, options to purchase 20,000 shares of Metalclad common stock were granted to Messrs. Talbot and Pacini in June, 2001, as members of the compensation committee of the Board of Directors under the terms of Metalclad’s 2000 Omnibus Stock Option and Incentive Plan. Options for 45,000 shares were similarly granted to Bruce H. Haglund who was a member of the Board of Directors and compensation committee through February 13, 2002. The options discussed in this paragraph are exercisable at $2.00 per share, are fully vested and expire in 2011. (See “CERTAIN TRANSACTIONS — Vesting of Directors Options”)

     Gary W. Copperud, Kenneth W. Brimmer and Joseph M. Senser, who were elected as members of the Board of Directors on February 13, 2002, were each granted options to purchase 50,000 shares of Metalclad’s Common Stock at a price of $2.50 per share on March 4, 2002; 16,700 shares of which are immediately exercisable, an additional 16,700 shares of which will be exercisable after March 4, 2003, and all shares which will be exercisable after March 4, 2004. These options will vest only while each optionee remains as a member of the Board of Directors, and expire on March 5, 2009. In addition, the Board of Directors established a plan whereby each member of Metalclad’s Board of Directors would receive a stock option for 10,000 shares of Metalclad’s common stock in January of each year, at the then fair market value of the shares. The options granted to Messrs. Copperud, Brimmer and Senser will only be effective if Proposal No. 2 below, increasing the number of shares available for option grants under Metalclad’s 2000 Omnibus Stock Option and Incentive Plan, is adopted by the shareholders. There is no current plan to pay any cash compensation to the members of the Board of Directors elected at the Meeting.

Proposal No. 2
INCREASE OF SHARES UNDER STOCK OPTION PLAN

Proposal

     The Board of Directors has proposed to amend Article VI of Metalclad’s 2000 Omnibus Stock Option and Incentive Plan (the “Plan”) to change the number of shares of common stock authorized for issuance under the Plan from 1,000,000 to 2,000,000 shares of common stock. The proposed amendment to the second sentence of Article VI of Metalclad’s Plan reads as follows:

“The aggregate number of shares which may be issued as Awards or upon the exercise of Award under the Plan shall not exceed 2,000,000 Shares.”

     MANAGEMENT RECOMMENDS ADOPTION OF THE PROPOSED AMENDMENT TO THE PLAN, AND THE PROXIES WILL BE VOTED IN FAVOR OF SUCH PROPOSAL OR AS OTHERWISE DIRECTED.

Reason for Proposal.

     As of the date of this Proxy Statement, there were outstanding options granted under the Plan to purchase an aggregate of 990,000 of Metalclad’s shares of common stock. These options have been granted under the Plan to the executive officers, employees and directors of Metalclad and certain of its subsidiaries. Metalclad’s management believes that granting options for the purchase of common stock of Metalclad will assist it in attracting and retaining persons of desired ability as key employees and directors of Metalclad and its subsidiaries, and to motivate such persons to exert their best efforts on behalf of Metalclad and its subsidiaries. Adoption of the proposed amendment to the Plan would authorize a sufficient number of shares of Metalclad’s common stock for options to be granted to such individuals in the future.

     In addition, the Board of Directors of Metalclad granted seven year options for 50,000 shares each to Kenneth W. Brimmer, Gary W. Copperud and Joseph M. Senser, at $2.50 per share, one-third of which will vest immediately, and the remainder which will vest over two years. The Board of Directors also granted options to Wayne W. Mills and Brian D. Niebur for 150,000 and 50,000 shares, respectively, at $2.50 per share, vesting ratably over three years. Mr. Mills’ option is for five years, and Mr. Niebur’s option is for seven years. These options are subject to the approval by Metalclad’s shareholders of the proposed increase in shares available for options under the Plan.

Summary Plan Description

     The Board of Directors of Metalclad adopted the Plan in September, 2000 for key employees and directors of Metalclad and its subsidiaries, a group currently consisting of approximately 10 persons. The Plan was approved by the shareholders of Metalclad in November of 2000. The Plan allows for the granting of Awards involving Metalclad’s common stock in the form of options to purchase stock, stock appreciation rights, stock payments and other similar rights. Options may be granted under the Plan as either incentive stock options that qualify for favorable tax treatment upon exercise afforded by Section 422 of the Internal Revenue Code of 1986, as amended, or non-statutory options that do not qualify for such favorable tax treatment. The Plan may be administered by the Board of Directors or by a committee comprised of two or more members of the Board of Directors. The Plan is currently administered by the Board of Directors. The term “Committee” when used in this discussion of the Plan means the Board of Directors where, as is currently the case, no committee has been established.

     Awards may be granted under the Plan under such terms and granted under the Plan conditions as the Committee may determine from time to time, provided that options must be exercised within a period of not more than ten years after the date the option is granted (except that options granted to an owner of 10% or more of Metalclad’s outstanding shares of common stock must be exercised within five years from the date the option is granted). Options will generally be granted after recommendation by management. In general, Metalclad will not receive any cash or other consideration for the granting or extension of options, but options are generally issued in recognition of services rendered or to be rendered to Metalclad or its subsidiaries.

     An optionee granted an incentive stock option or stock appreciation right must remain an employee of Metalclad or its subsidiary in order to retain any incentive stock option rights not exercisable. If the optionee’s employment is terminated (other than by disability or discharge for cause) such optionee or his estate, in the case of death, may, within three months of such termination, or if an optionee’s employment is terminated due to disability, such optionee may, within 12 months of such termination, exercise any unexercised portion of his or her option to the extent exercisable at the time of termination. If an optionee is discharged for cause, his or her option terminates as of the date of discharge.

     The exercise price of the shares of common stock covered by any incentive stock option granted under the Plan cannot be less than the fair market value of the shares on the date the option is granted, as determined by the Committee, except that in the case of owners of 10% or more of Metalclad’s outstanding shares of common stock, the exercise price may not be less than 110% of the fair market value of the shares on the date the option is granted. The exercise price of the shares of common stock covered by a non- statutory stock option granted under the Plan cannot be less than 85% of the fair market value of the shares on the date the option is granted, as determined by the Committee. Options may be exercised through the payment of cash, or with Metalclad’s consent, by the transfer of Metalclad’s shares of common stock already owned by the optionee, at the fair market value on the date of exercise, or any combination of cash and shares of common stock. Except for non-statutory options, the aggregate fair market value of shares of common stock with respect to which an incentive stock option is exercisable for the first time during any calendar year by any one person may not exceed $100,000. Options need not be exercised in the order granted.

     Under the Plan, each member of the Board of Directors who is a member of the Compensation Committee on June 1 of each year, during the term of the Plan, is entitled to a “formula award” in the form of a non-statutory stock option for 20,000 shares of common stock at the fair market value as of that date. These options vest ratably over a three year period. The term of the options is at the discretion of the Board of Directors, within their limits described above. All formula award options vest upon a change of control of Metalclad.

     Stock appreciation rights are rights, granted to an employee under the Plan, to receive cash or Metalclad common stock based upon and equal to the market price increase of Metalclad’s common stock over a fixed period. No stock appreciation right has been granted under the Plan.

     Stock purchase agreements are rights granted to an employee to purchase Metalclad’s common stock at a discount of not more than 75% of the fair market value of Metalclad’s common stock, executable within 60 days of the date the right was granted. No rights under a stock purchase agreement have been granted.

     The Board of Directors may at any time suspend or terminate the Plan or modify the Plan to make certain administrative changes, such as changes imposed by changing tax laws. The Board of Directors may not materially (i) increase the benefits accruing to participants under the Plan, (ii) increase the maximum number of shares of common stock as to which options may be granted under the Plan, or (iii) modify the requirements as to eligibility for participation in the Plan without further approval by the shareholders of Metalclad.

Federal Income Tax Consequences

     The following is a general summary of Metalclad’s understanding of the federal income tax consequences of Awards granted under the Plan.

     A person receiving an option under the Plan (an “Optionee”) will not realize taxable compensation income upon the grant of an incentive stock option. In addition, assuming certain holding period requirements are met, an optionee will not realize regular taxable income upon the exercise of an incentive stock option if the option is exercised while the optionee is an employee of Metalclad or any of its subsidiaries or within three months after terminating employment (or within one year after terminating employment by reason of permanent and total disability). The amount by which the fair market value of the shares of common stock exceeds the exercise price of the options at the time of exercise is an item of tax preference for purposes of the alternative minimum tax, which, for some optionees, could trigger liability for the alternative minimum tax. To qualify for favorable tax treatment, shares of common stock acquired upon exercise of any incentive stock option must be held for at least two years from the date of grant of the option and one year from the date of exercise. Gain upon the sale of shares of common stock acquired pursuant to exercise of an incentive stock option, but not meeting the holding period requirements described above (referred to hereafter as a “disqualifying disposition”), will be taxed at ordinary income rates up to the amount of gain which was deferred upon exercise of the incentive stock option. Gain in excess of such amount will qualify as long-term capital gain. Exercise of an incentive stock option does not entitle Metalclad to an income tax deduction. However, any ordinary compensation income which an optionee realizes when shares of common stock are sold in a disqualifying disposition will result in Metalclad being allowed a corresponding income tax deduction at that time.

     An optionee will not realize taxable compensation income upon the grant of a non- statutory stock option. In general, an optionee who exercises a non-statutory stock option will realize taxable compensation income at that time equal to the difference between the fair market value of the shares of common stock on the date of exercise and the exercise price of the option. Any ordinary compensation income realized by an optionee upon exercise of a non-statutory stock option will result in Metalclad being allowed a corresponding income tax deduction at that time. When an optionee disposes of shares of common stock acquired by the exercise of a non-statutory stock option, any amount realized which is in excess of the fair market value of the shares of common stock on the date of exercise will be treated as short-term or long-term capital gain, depending on the holding period of such shares.

     An employee will recognize ordinary compensation income for tax purposes when the employee receives cash or stock as a result of a stock appreciation right. An employee will recognize ordinary compensation income upon the receipt of a right under a stock purchase agreement to the extent that the purchase price is less than 85% of the fair market value of Metalclad’s common stock on the date the right is granted; otherwise the right is treated substantially the same as a non-statutory stock option. Whenever the employee recognizes ordinary compensation income, Metalclad will be allowed a corresponding income tax deduction of the same amount.

Proposal No. 3
AMEND ARTICLES OF INCORPORATION

Proposal

     The Board of Directors is proposing that the Certificate of Incorporation of Metalclad be amended to change the name of Metalclad to Entrx Corporation, and to increase the authorized capital stock of Metalclad from 81,500,000 shares, consisting of 80,000,000 shares of common stock having a par value of $0.10 per share, and 1,500,000 shares of preferred stock having a par value of $10.00, to 85,000,000 shares, consisting of 80,000,000 shares of common stock having a par value of $0.10 per share, and 5,000,000 shares of preferred stock having a par value of $1.00 per share.

     MANAGEMENT RECOMMENDS A VOTE IN FAVOR OF THE PROPOSED AMENDMENTS TO METALCLAD’S CERTIFICATE OF INCORPORATION, AND THE PROXIES WILL BE VOTED IN FAVOR OF SUCH AMENDMENTS OR AS OTHERWISE DIRECTED.

Specific Language of Amendments

     If approved by the Shareholders, the existing “FIRST” and “FOURTH” Sections of Metalclad’s Certificate of Incorporation as they now read, would be amended in their entirety to read as follows:

“FIRST:	The name of the Corporation (hereinafter called the “Corporation”) is Entrx Corporation.”

     “FOURTH:

4.1	The total number of shares of stock which the Corporation shall have authority to issue is 85,000,000, of which 80,000,000 shares shall be Common Stock having a par value of $0.10 per share, and 5,000,000 shares shall be Preferred Stock having a par value of $1.00 per share.

4.2	Each share of issued and outstanding Common Stock shall have one vote, and shall be entitled to dividends thereon as and if declared by the Board of Directors.

4.3	Preferred Stock may be issued in one or more series as determined by the Board of Directors, and, to the extent not prohibited by law, the Board of Directors may by resolution or resolutions, in respect of the Preferred Stock or any series thereof, designate each such series, and designate the powers, preferences, qualifications, limitations and restrictions of the Preferred Stock and each such designated series.

Purpose and Effect of the Amendments

     The proposed change of Metalclad’s name from Metalclad Corporation to Entrx Corporation is intended to reflect current management’s plan to change the focus of and diversify Metalclad’s business. Metalclad’s subsidiary, Metalclad Insulation Corporation, will continue to use the name in connection with its insulation and asbestos abatement contracting business.

     The small increase in Metalclad’s authorized shares from 81,500,000 to 85,000,000 shares, including primarily the increase in the number of preferred shares from 1,500,000 to 5,000,000 shares, is being proposed to allow the Board of Directors to use Metalclad’s preferred stock to effect future financing and strategic transactions in connection with Metalclad’s plan to change the focus of and diversify Metalclad’s business. There are currently 7,674,015 shares of Metalclad’s common stock, and no shares of preferred stock, outstanding. Metalclad does not currently have any specific plan to issue new shares of common or preferred stock. Since the Board of Directors can issue shares of authorized capital stock without shareholders approval, the increase in capital stock will allow the Board of Directors to dilute the voting interests of current shareholders to a greater degree.

     The amendment to the FOURTH Section of the Certificate of Incorporation involves the substitution of the language proposed above for the existing language of the FOURTH Section. Existing provisions of that Section go into significant detail in describing the powers, rights and preferences which may be established for preferred shares; however, both the existing FOURTH Section and the proposed amended FOURTH Section leave it up to the Board of Directors to determine those powers, rights and preferences.

     The Board of Directors will continue to have great flexibility in establishing the terms of preferred stock in order to obtain future financing, or to structure acquisitions and allow strategic transactions. The proposed increase in the number of authorized preferred shares of capital stock, and the flexibility in structuring the terms and conditions of preferred stock may be viewed as giving the Board of Directors the ability to make a takeover attempt more difficult, such as using the shares in a counter offer for the shares of a bidder and issuing preferred shares to persons friendly to management with superior voting rights to those held by common stock holders.

     The use of the increased preferred stock as an anti-takeover device is not a consideration in management’s recommendation to approve the amendment to Metalclad’s Certificate of Incorporation, and no such use is currently contemplated.

EXECUTIVE COMPENSATION

Information Concerning Non-Director Executive Officers

     The names, ages, positions and business experience of Metalclad’s non-director executive officers, as of the date of this Proxy Statement, are as follows:

Name	Age	Position

Brian D. Niebur	39	Treasurer and Chief Financial Officer

Robert D. Rizzo	56	President of Metalclad Insulation Corporation

     Brian D. Niebur has been employed part time by Metalclad as its Treasurer and Chief Financial Officer since February 13, 2002. Mr. Niebur is a certified public accountant, and since July, 2000, has acted as a vice president and controller for Wyncrest Capital, Inc. in Minneapolis, Minnesota, a privately held venture capital firm. Mr. Niebur’s primary duties for Wyncrest Capital, Inc. are to act as chief financial officer for Marix Technologies, Inc., a development stage software company in which Wyncrest Capital, Inc. has made an equity investment. From August, 1997 until July, 2000, Mr. Niebur was the controller for Vital Images, Inc., a developer and marketer of medical visualization and analysis software, in Plymouth, Minnesota. Mr. Niebur was the vice president and controller of IVI Publishing, Inc. in Eden Prairie, Minnesota, from September, 1993 until August, 1997. IVI Publishing, Inc. was an electronic publisher of health and medical information.

     Robert D. Rizzo has been the President and Chief Executive Officer, an employee, and a member of the Board of Directors of Metalclad Insulation Corporation, a wholly owned subsidiary of Metalclad, since November, 1999. Prior to November, 1999, Mr. Rizzo was a project manager at PDG Environmental, Inc., in Pittsburgh, Pennsylvania, since November, 1997. PDG Environmental, Inc. is engaged in asbestos abatement. From 1995 until November 1997, Mr. Rizzo was a general manager with Smith Technology, Inc., an architectural and engineering firm specializing in hazardous waste abatement in Newport Beach, California.

Summary Compensation Table

     The following table sets forth certain compensation information for: (1) each person who served as the Chief Executive Officer of Metalclad at any time during the year ended December 31, 2001, regardless of compensation level, and each of the other executive officers, other than the Chief Executive Officer, serving as executive officers at December 31, 2001. The foregoing persons are collectively referred to in this Proxy Statement as the “Named Executive Officers.” Compensation information is shown for fiscal years 1999, 2000 and 2001.

					Long Term Compensation

		Annual Compensation			Awards

					Restricted	Securities
				Other Annual	Stock	Underlying	All Other
		Salary	Bonus	Compensation	Awards	Options/SARs	Compensation
Name/Principal Position	Year	($)	($)	($)	($)	(#)	($)

Grant S. Kessler (1)
President and Chief	2001	250,000	480,000	25,920	—	200,000	—
Executive Officer	2000	250,000	50,000	25,920	—	250,000	—
	1999	250,000	50,000	25,920	—	170,000	—

Anthony C. Dabbene (1)
Treasurer and Chief	2001	180,000	360,000	6,000	—	150,000	—
Financial Officer	2000	180,000	36,000	6,000	—	200,000	—
	1999	180,000	36,000	6,000	—	100,000	—

Robert D. Rizzo (2)
President of Metalclad	2001	130,000	40,000	—	—	—	—
Insulation Corporation	2000	120,024	24,000	19,106	—	10,000	—
	1999	14,375	—	—	—	—	—

(1)	Terminated employment on February 13, 2002.
(2)	Commenced employment in November, 1999.

Option Grants in Last Fiscal Year

     The following table provides certain information regarding options to purchase shares of Metalclad’s Common Stock granted to the Named Executive Officers during the year ended December 31, 2001.

Individual Grants

		Percentage of			Potential Realizable
	Number of	Total			Value of Assumed
	Securities	Options/SARs			Annual Rates of
	Underlying	Granted to	Exercise		Stock Price
	Options/SARs	Employees in	or Base		Appreciation for
	Granted	Fiscal Year	Price	Expiration	Option Term
Name	(#)	2001	($/Share)	Date	5% ($)	10%($)

Grant S. Kessler	200,000	55.6%	2.00	6/1/11	251,156	637,500
Anthony C. Dabbene	150,000	41.7%	2.00	6/1/11	188,669	478,125

Aggregated Option Exercises and Year End Option Values

     The following table provides certain information regarding the exercise of stock options to purchase shares of Metalclad’s Common Stock during the year ended December 31, 2001, by the Named Executive Officers, and the fiscal year-end value of stock options held by such officers.

		Number of Securities
		Underlying Unexercised		Value of Unexercised
	Shares	Options/SARs		In-the-Money Options/SARs
	Acquired on	at Fiscal Year End (#)		at Fiscal Year End ($)
Name	Exercise (#)	Exercisable/Unexercisable)		(Exercisable/Unexercisable) (1)

Grant S. Kessler	None	253,333	366,667 (2)	0	12,000
Anthony C. Dabbene	None	166,667	283,333 (2)	0	8,000
Robert D. Rizzo	None	3,334	6,666	0	0

(1)	Based on a fiscal year end of December 31, 2001 and a closing Common Stock trade price of $2.06 per share on December 31, 2001. The value of in-the-money options is calculated as the difference between the fair market value of the Common Stock underlying the options at fiscal year end and the exercise price of the options. Exercisable options refer to those options that are exercisable as of December 31, 2001, while unexercisable options refer to those options that become exercisable at various times thereafter.

(2)	Upon the termination of employment on February 13, 2002, all 620,000 shares under option granted to Mr. Kesler vested, with an in-the-money value on that date of $140,000, and all 450,000 shares under options granted to Mr. Dabbene vested, with an in-the-money value on that date of $105,000. The in-the-money values are based upon a closing trade price of $2.70 on February 13, 2002.

Equity Compensation Plan Information

     The following table sets forth as of the date of this proxy statement, the total number of shares of Metalclad’s common stock which may be issued upon the exercise of outstanding stock options and other rights under compensation plans approved by the shareholders, and under compensation plans not approved by the shareholders. The table also sets forth the weighted average purchase price per share of the shares subject to those options, and the number of shares available for future issuance under those plans.

Plan Category	Number of securities	Weighted-average	Number of securities
	to be issued upon	exercise price of	remaining available for
	exercise of	outstanding options	future issuance under
	outstanding options,	warrants and rights	equity compensation
	warrants and rights		plans (excluding securities
reflected in column (a))
	(a)	(b)	(c)

Equity compensation	1,690,550	$5.60	10,000
plans approved by security holders

Equity compensation	None	N/A	None
plans not approved by security holders

Total	1,690,550	$5.60	10,000

See Proposal No. 2 for a discussion of Metalclad’s 2000 Omnibus Stock Option and Incentive Plan (the “2000 Plan”), and management’s proposal to increase the number of shares available for options under the 2000 Plan from 1,000,000 to 2,000,000 shares. Options for 990,000 shares have been granted under the 2000 Plan. The remaining options for 700,550 shares were granted under similar plans which were previously adopted and approved by the shareholders, and which have been terminated. The prices at which all options are exercisable range from $2.00 to $22.50 per share.

Compensation Committee Report

     As the Compensation Committee of Metalclad Corporation (the “Company”), it is our duty to review and recommend the compensation levels for members of Metalclad’s management, evaluate the performance of management and the administration of Metalclad’s various incentive plans.

     The policies and underlying philosophy governing Metalclad’s compensation program are to maintain a comprehensive program that is competitive in the marketplace, provide opportunities integrating salary and stock rights to compensate short and long term performance of management, recognize and reward individual accomplishments and allow Metalclad to retain seasoned executives who are essential to Metalclad’s success.

     In determining management’s compensation, this Committee evaluates the compensation paid to management based on their performance, their experience, and the stage of development of Metalclad. The Committee also takes into account such relevant external factors as general economic conditions, stock price performance, and stock market prices generally.

     Management compensation is composed of salary, bonuses, and options to purchase shares of Common Stock at the fair market value on the date of grant. The Company entered into employment agreements with Messrs. Kesler and Dabbene in January, 1998, which established base salaries and minimum bonus amounts. In January, 2002, these contracts were amended and restated to reflect changes in the compensation of both officers and to clarify the intent of the parties in the contract language. Additionally, Mr. Kesler’s contract was amended to incorporate forgiveness of his debt to Metalclad over the three year term of the amended contract, as long as he remained employed by Metalclad.

     The base salaries for executive officers are determined by evaluating the responsibilities of the positions held, the individual experience, the competitive marketplace, the individual’s performance of responsibilities and the individual’s overall contribution to Metalclad. On January 1, 2002 both Mr. Kesler and Mr. Dabbene received salary increases. Prior to these increases, Mr. Kesler’s last salary increase had been in 1997 and Mr. Dabbene’s last salary increase had also been in 1997. The number of options granted is scaled to the salary of each individual officer.

     The Committee considers and recommends stock option grants under Metalclad’s stock option plans for key employees and others who make substantial contributions to the long-term financial success of Metalclad. The Company and the Committee believe that stock options provide strong incentive to increase the value of stockholders’ interests. Stock option grants are believed by the Committee to help focus management on the long- term success of Metalclad. The amount of any stock option grant is based primarily on an individual’s responsibilities and position with Metalclad. Individual awards of options are effected by the Committee’s subjective evaluation of factors it deems appropriate such as the assumption of responsibilities, competitive factors and achievements. During 2001 options were granted to Messrs. Kesler and Dabbene for the purchase of 200,000 and 150,000 shares, respectively, at an exercise price of $2.00 per share.

     Significant to the Committee’s recommendations concerning executive compensation and option grants are significant events which have occurred over time as well as objectives set for the coming year. With regard to the year ended December 31, 2001, Metalclad (a) increased revenues and profits in its insulation business; (b) obtained settlement of the NAFTA claim in amount of $16 million and (c) obtained the additional capital necessary to support Metalclad’s operations until receipt of the NAFTA settlement monies. Additionally, Metalclad was able to realize the full settlement value, with minimal cost and tax impacts.

     The executive officers devoted substantial time and effort in achieving the aforementioned objectives while at the same time devoting significant time to the daily affairs of Metalclad. Based on the performance of management in achieving these objectives in 2001 and the financial condition of Metalclad, Messrs. Kesler and Dabbene were granted stock options as described above and awarded a special bonus related to the NAFTA settlement in the amount of $440,000 for Mr. Kesler and $360,000 for Mr. Dabbene. Additionally, Mr. Kesler was awarded an incentive bonus of $40,000. Mr. Dabbene did not receive any incentive bonus.

Compensation Committee

/s/ J. Thomas Talbot J. Thomas Talbot, Chairman

/s/ Raymond J. Pacini Raymond J. Pacini, Member

CERTAIN TRANSACTIONS

Transactions with Executive Officers

     Effective January 1, 2002, Metalclad entered into Amended and Restated Employment Agreements (the “Amended Agreements”) between the then president and chief executive officer of Metalclad, Grant S. Kesler, and the then treasurer and chief financial officer of Metalclad, Anthony C. Dabbene. The Amended Agreements increased the salaries of Messrs. Kesler and Dabbene from $250,000 and $180,000, to $300,000 and $216,000, respectively, changed the definition of a change in control of Metalclad to include a change in the composition of the Board of Directors, and provided for an increase in the amount of severance payments and benefits which would be payable to each in the event they resigned after a change of control.

     As a result of the resignations of Messrs. Kesler and Dabbene, as set forth under “Change in Control” below, and in lieu of compensation which would otherwise be due under change of control provisions contained in their Amended Agreements, Metalclad issued Mr. Kesler 140,000 shares of Metalclad’s common stock, forgave a loan due from Mr. Kesler in the amount of $543,000 in exchange for future consulting services and paid Mr. Kesler $832,000 in cash, and issued Mr. Dabbene 86,000 shares of Metalclad’s common stock and paid Mr. Dabbene $637,000 in cash. In addition, all outstanding unvested stock options held by Messrs. Kesler and Dabbene were immediately vested and became exercisable. Messrs. Kesler and Dabbene have each agreed to act as a consultant to

Metalclad under two-year and three-month consulting agreements, respectively. In addition to the payment discussed above, Mr. Dabbene’s compensation for consulting was $5,000 per month. A portion of the cash payments due to Mr. Kesler and Mr. Dabbene ($482,000 and $425,000, respectively) was deposited by Metalclad as income and payroll tax withholding on the total compensation paid to each of them.

Change in Control

     Wayne W. Mills commenced an acquisition of Metalclad shares in November 2000 for investment purposes, with the then understanding and encouragement of Metalclad’s management. In January 2001, Mr. Mills filed with Metalclad and the Securities and Exchange Commission a report on form Schedule 13D reporting the acquisition of more than ten percent of the outstanding shares of the corporation by Mr. Mills, his wife and a company (Blake Capital Partners, LLC) controlled by Mr. Mills. Mr. Mills stated the shares were acquired for investment purposes and not with an intent to obtain control of Metalclad.

     In December 2001, Mr. Mills amended his Schedule 13D to report a determination by Mr. Mills to undertake efforts to change the management of Metalclad. Mr. Mills indicated he would seek the cooperation of the then current members of Metalclad’s management and, if those efforts were not successful, would solicit the shareholders of Metalclad to elect replacement members to the Metalclad Board of Directors.

     In February 2002, as a result of negotiations among Mr. Mills and members of the Metalclad management, and in order to avoid the cost and disruption to Metalclad’s business that would likely result from shareholder solicitations, (i) Grant S. Kesler, Anthony C. Dabbene and Bruce H. Haglund resigned as members of the corporation’s Board of Directors; (ii) Mr. Mills, Gary W. Copperud, Kenneth W. Brimmer and Joseph M. Senser were elected to the corporation’s Board of Directors; and (iii) Mr. Mills and Brian D. Niebur were, respectively, appointed as Metalclad’s chief executive officer and chief financial officer.

     Mr. Mills reported that he, his spouse, and Blake Capital Partners, LLC used personal funds to acquire their Metalclad shares. He further reported that the purchases were made as open market acquisitions.

     In connection with the change in management of Metalclad, employment agreements with Mr. Kesler and Mr. Dabbene were amended, consulting agreements were made with them and a debt owed to Metalclad by Mr. Kesler was forgiven. The terms of such amendments, consulting agreements and debt forgiveness are described under “Transactions with Executive Officers” above.

Vesting of Directors’ Options

     As a result of the change in control discussed above, options granted to four non- executive officers of Metalclad who served as members of the Board of Directors became fully vested in February, 2002. The following table illustrates the shares that would have been vested as of June 24, 2002, without the change in control, and the total shares that vested as a result of the change in control:

	Vested Shares

	Without Change	After Change
	in Control	in Control

J. Thomas Talbot	51,668	95,000
Raymond J. Pacini	51,668	95,000
Daniel D. Lane	0	25,000
Bruce H. Haglund	51,668	95,000

Loan to Affiliate of Wayne Mills

     On December 10, 2001, Metalclad loaned Blake Capital Partners, LLC (“Blake Capital”) a Minnesota limited liability company, $1,250,000 under a non-recourse secured note (the “Note”) which Blake Capital used to acquire an equity interest in an entity unrelated to Metalclad. Blake Capital is wholly owned by Wayne W. Mills who later became a director and the President of Metalclad on February 13, 2002. The Note with interest at the rate of 6% per annum, is due June 10, 2002. Blake Capital can extend the note to for up to 90 days beyond June 10, 2002, in which case the rate of interest increases to 12% per annum during that 90 day period.

     As security for the loan, Mr. Mills pledged 500,000 shares of Metalclad’s common stock, under the terms of a pledge agreement (the “Pledge Agreement”) dated as of December 10, 2001. The Pledge Agreement provides that Mr. Mills will retain voting power over the 500,000 shares until such shares are either cancelled or sold to satisfy the loan under the terms of the Note and Pledge Agreement. To satisfy its obligations under the Note, all or a portion of the 500,000 shares can be sold at the direction of Blake Capital, in which case the proceeds of such sale will be applied against the principal and interest due under the Note, or Blake Capital can request that they be cancelled, in which case they will carry a value of $2.50 per share which may be applied against the amount due under the Note. If the Note is in default, Metalclad can cancel the shares at a value of $2.50 per share, and apply the amount cancelled against the principal and interest due under the Note.

     Since the Note is non-recourse to Blake Capital, neither Blake Capital nor Mr. Mills has any personal liability under the Note, and Metalclad’s only recourse for repayment of the Note is the 500,000 shares of Metalclad common stock pledged as security.

     Mr. Mills began acquiring Metalclad common stock in the open market as an investment in November, 2000, and by August 31, 2001, had acquired 15% of Metalclad’s outstanding common stock. Under certain provisions of the Delaware Corporation Law (the “Delaware Law”), if a shareholder acquires 15% of the outstanding common stock of a corporation incorporated under the Delaware Law without prior approval of the Board of Directors of that corporation, Metalclad is precluded from entering into certain transactions without the affirmative vote of holders of at least two-thirds of the shares of Metalclad’s outstanding common stock, excluding the shares owned by the 15% or greater shareholder. The precluded transactions include any merger or consolidation of Metalclad and certain of its subsidiaries with any other corporation in which Mr. Mills had an interest, certain mergers or consolidations which might be considered as caused by Mr. Mills under the statute, and the receipt by Mr. Mills of any loan, advance, guarantee, pledge or other financial benefit. (See “CERTAIN TRANSACTIONS — Change in Control”). The loan was made to Mr. Mills when he owned more than 15% of the outstanding common stock of Metalclad. Although members of the Board of Directors of Metalclad were aware of Mr. Mills purchases of Metalclad common stock, no official prior approval for such purchases was given by the Board of Directors. As a result, the loan was likely in violation of Section 203 of the Delaware Corporation Law. Neither Mr. Mills nor the management of Metalclad was aware of the provisions of said Section 203 at the time the loan was made.

STOCK PERFORMANCE GRAPH

     The graph below provides an indication of the cumulative return on Metalclad’s common stock as compared to the NASDAQ stock index and to eight specialty trade contractors (including Metalclad) whose common stock is traded in the NASDAQ market for the period January 1, 1997 through December 31, 2001. The graph is presented on the assumption that $100 was invested at the close of the market on December 31, 1996, in shares of Metalclad common stock, in the NASDAQ stock market index, and in the eight specialty trade contractors, weighted on the basis of the closing market price as of December 31, 1996, with all dividends reinvested.

COMMON STOCK OWNERSHIP

Share Ownership of Management

     The following table sets forth certain information as of the record date with respect to the shares of Common Stock beneficially owned by: (i) each director or director nominees, (ii) each executive officer, and (iii) all current executive officers (regardless of salary and bonus level) and directors as a group. Unless otherwise indicated, the shareholders listed in the table below have sole voting and investment powers with respect to the shares indicated:

	Number of
	Common Shares		Percentage of
	Beneficially		Outstanding
Name of Beneficial Owner	Owned		Shares (7)

Wayne W. Mills	1,720,000	(1)	22.4
Kenneth W. Brimmer	116,700	(2) (3)	1.5
Gary W. Copperud	123,430	(3)	1.6
Joe M. Senser	16,700	(3)	*
Joseph M. Caldwell	0		N/A
J. Thomas Talbot	115,000	(4)	1.5
Raymond Pacini	95,400	(4)	1.2
Daniel D. Lane	40,000	(5)	*
Brian D. Niebur	0		N/A
Robert D. Rizzo	3,334	(6)	*
All executive officers and directors as a group (10 persons)	2,230,564	(7)	28.1

*	Less than 1%

(1)	Includes 400,000 shares which are owned by Blake Capital Partners, LLC which is wholly owned by Mr. Mills, 400,000 shares which are owned by Mr. Mill’s Individual Retirement Account, and 275,000 shares which are owned by Mr. Mills’ spouse and to which Mr. Mills disclaims beneficial ownership.

(2)	Includes 15,000 shares which are owned by Mr. Brimmer’s Individual Retirement Account, and 5,000 shares which are owned by the Individual Retirement Account of Mr. Brimmer’s spouse, and to which he disclaims any beneficial interest.

(3)	Includes 16,700 shares that each of Messrs. Brimmer, Copperud and Senser have the right to acquire as of June 25, 2002 upon exercise of outstanding stock options.

(4)	Includes 95,000 shares that each of Messrs. Talbot and Pacini have the right to acquire as of June 25, 2002 upon exercise of outstanding stock options at prices ranging from $2.00 to $3.00 per share.

(5)	Includes 25,000 shares that Mr. Lane has the right to acquire as of June 25, 2002 upon exercise of outstanding stock options at $2.00 per share.

(6)	The 3,334 shares may be acquired by Mr. Rizzo as of June 25, 2002 at $3.00 per share.

(7)	The percentage of outstanding shares of common stock as shown in the table above is calculated on 7,674,015 shares outstanding, as of April 26, 2002, plus it assumes in each case that the shareholder exercised all options available to that person which would vest as of June 25, 2002.

Share Ownership of Certain Beneficial Owners

     The following table sets forth the name, address, number of shares of Metalclad’s common stock beneficially owned, and the percentage of the outstanding shares of common stock such shares represent, at each person or group of persons, known by Metalclad to beneficially own more than 5% of Metalclad’s outstanding common stock:

	Number of
	Common Shares		Percentage of
Name and Address	Beneficially		Outstanding
of Beneficial Owner	Owned		Shares (4)

Wayne W. Mills	1,720,000	(1)	22.4
5020 Blake Road Edina, MN 55436
Grant S. Kesler	793,000	(2)	9.6
3739 Brighton Point Drive Salt Lake City, UT 84121
Anthony C. Dabbene	548,600	(3)	6.8
26921 Magnolia Court Laguna Hills, CA 92653

(1)	Includes 400,000 shares which are owned by Blake Capital Partners, LLC, which is owned by Mr. Mills, 400,000 shares which are owned by Mr. Mills Individual

Retirement Account and 275,000 shares which are owned by Mr. Mills’ spouse and to which Mr. Mills disclaims beneficial ownership. Mr. Mills has pledged 500,000 shares to secure a loan from Metalclad. (See “CERTAIN TRANSACTIONS — Loan to Affiliate of Wayne Mills”)

(2)	Includes 620,000 shares which Mr. Kesler may purchase under currently exercisable options for Metalclad’s common stock at prices ranging from $2.00 to $3.00 per share.

(3)	Includes 450,000 shares which Mr. Dabbene may purchase under currently exercisable options for Metalclad’s common stock at prices ranging from $2.00 to $3.00 per share.

(4)	The percentage of outstanding shares of common stock shown in the table above is calculated based upon 7,674,015 shares outstanding as of the close of business on April 26, 2002, plus it assumes in each case that the shareholder exercised all options available to that person which would vest on or before June 25, 2002.

Reporting Under Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors of Metalclad, and persons who beneficially own more than 10 percent of Metalclad’s outstanding shares of Common Stock, to file initial reports of ownership and reports of changes in ownership of securities of Metalclad with the Securities and Exchange Commission (“SEC”) and the NASDAQ Stock Market. Officers, directors and persons owning more than 10 percent of Metalclad’s outstanding Common Stock are required by SEC regulation to furnish Metalclad with copies of all Section 16(a) forms filed. Based solely on a review of the copies of such reports and amendments thereto furnished to or obtained by Metalclad or written representations that no other reports were required, Metalclad believes that during the year ended December 31, 2001, all filing requirements applicable to its directors, officers or beneficial owners of more than 10 percent of Metalclad’s outstanding shares of Common Stock were complied with.

AUDIT COMMITTEE REPORT

     The following Audit Committee report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934 nor incorporated by reference into any document so filed.

     The purpose of the Audit Committee is to assist the Board in its oversight of management’s conduct of the Company’s financial reporting process. The Audit Committee reviewed and discussed with management of the Company and Moss Adams LLP the audited financial statements of the Company contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001. Management is responsible for the

Company’s internal controls and the financial reporting process. Moss Adams LLP is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

     The Audit Committee discussed with Moss Adams LLP the matters required by Codification of Statements on Auditing Standards No. 61. The Audit Committee also received and reviewed the written disclosures and the letter from Moss Adams LLP required by the Independence Standards Board Standard No. 1, and discussed with that firm its independence from the Company. The Audit Committee discussed with management of the Company and Moss Adams LLP such other matters and received such assurances as the Audit Committee deemed appropriate.

     The Audit Committee considered the effect that provision of all other non-audit related fees may have on the independence of Moss Adams LLP. The Audit Committee has determined that provision of those services is compatible with maintaining the independence of Moss Adams LLP as the Company’s principal accountants.

     Based on the foregoing review and discussions and a review of the report of Moss Adams LLP , and relying thereon, the Audit Committee recommended the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001.

The Audit Committee Of the Board of Directors

/s/ Raymond J. Pacini Raymond J. Pacini, Chairman J. Thomas Talbot Daniel D. Lane

INDEPENDENT AUDITORS

Auditors

     The Board of Directors of Metalclad selected Moss Adams, LLP, certified public accountants, to audit the accounts of Metalclad for the year ended December 31, 2001, and to perform other appropriate accounting services for Metalclad as needed. No representative of such accounting firm will be present at the Annual Meeting of Shareholders to be held on June 24, 2002. Moss Adams, LLP has audited the accounts of Metalclad since 1998.

     On April 4, 2002, Moss Adams, LLP, resigned as Metalclad’s auditors. The report of Moss Adams, LLP on the financial statements of Metalclad for the years 2000 and 2001 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. The resignation of Moss Adams, LLP was not sought, recommended or approved by the Audit Committee or Board of Directors of Metalclad. There were no disagreements between the management of Metalclad and Moss Adams, LLP, with respect to the financial statements of Metalclad Corporation for the years 2000 and 2001, or any interim period, or any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which were not resolved to the satisfaction of Moss Adams, LLP or which would have caused Moss Adams, LLP to make reference to the subject matter or any such disagreement in connection with rendering its report on those financial statements.

     On April 16, 2002, upon the recommendation of the Audit Committee, Metalclad engaged Virchow Krause & Company, LLP, certified public accountants with offices in Minneapolis, Minnesota, to audit Metalclad’s financial statements for 2002. Metalclad has not previously engaged Virchow Krause & Company, LLP on any matter.

Audit Fees

     Moss Adams, LLP billed Metalclad $52,270 for the audit of Metalclad’s financial statements for the year ended December 31, 2001, and the review of Metalclad’s financial statements, including those included in Metalclad’s Forms 10-Q filed with the Securities and Exchange Commission.

All Other Fees

     Moss Adams, LLP billed Metalclad $27,510 for services rendered in 2001, other than those disclosed under “Audit Fees” above, including $14,350 for tax related matters. The Audit Committee reviewed these other fees, and found them compatible with Moss Adams, LLP’s independence.

SHAREHOLDER PROPOSALS

     Proposals that shareholders may wish to present at the annual meeting of Metalclad’s shareholders in 2003 must be received by Metalclad in writing at 800 Nicollet Mall, Suite 2690, Minneapolis, Minnesota, 55402, prior to January 24, 2003, in order to be included in the proxy statement and form of proxy relating to that meeting.

     Metalclad’s Annual Report on Form 10-K filed with the Securities and Exchange Commission, without the exhibits listed in the Form 10-K, has been furnished to each shareholder of record as of April 26, 2002, and has been furnished to nominees of street- name shareholders in sufficient quantities to be provided to all benefitted shareholders on April 26, 2002. If, however, you as a record or beneficial shareholder on the record date did not receive a copy of the Annual Report on Form 10-K, you may request in writing that a copy be mailed to you, making a representation (in the case of a street name shareholder) that you were a beneficial owner of Metalclad’s shares on the record date. Upon such request, the Form 10-K Annual Report will be mailed to you without charge. If you would like a copy of any of the exhibits listed in the Form 10-K Annual Report, we will send mail you a copy upon request and upon the payment of $5.00 per document, and $0.25 per page. All requests should be made in writing and addressed to Brian Niebur, Chief Financial Officer, Metalclad Corporation, 800 Nicollet Mall, Suite 2690, Minneapolis, Minnesota 55402.

     A form of Proxy is enclosed for your use. Please date, sign and return the Proxy at your earliest convenience. Prompt return of your Proxy will be appreciated.

PROXY
METALCLAD CORPORATION
This Proxy is solicited on Behalf of the Board of Directors and
Management of Metalclad Corporation

The undersigned, revoking all prior proxies, hereby appoints Wayne W. Mills and Kenneth W. Brimmer, and each or either of them, as proxies, with full power of substitution, to vote all shares of common stock of Metalclad Corporation (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Metalclad Corporation, to be held at the Hyatt Regency Hotel, 1300 Nicollet Mall, Minneapolis, Minnesota on June 24, 2002, at 3:00 p.m. or at any adjournment thereof, and hereby instructs said proxies to vote said shares as specified below:

1.	Election of Directors

FOR all nominees listed below, except where I have crossed out the name of a nominee,

- or -

I wish to cumulate my vote as follows:

Nominees	Number of Votes (See Instruction below)

Kenneth W. Brimmer	__________________________

Joseph M. Caldwell	__________________________

Gary W. Copperud	__________________________

Wayne W. Mills	__________________________

Joseph M. Senser	__________________________

- or -

WITHHOLD AUTHORITY to vote for all nominees listed above.

INSTRUCTION: If you intend to cumulate your votes, multiply the number of shares you own by five, and distribute that resulting number among the nominees as you choose under the column headed “Number of Votes.”

2.	Approval of an amendment to the Company’s 2000 Incentive Stock Option Plan (the “Plan”) to increase the number of shares of common stock reserved for issuance under the Plan from 1,000,000 shares to 2,000,000 shares.

FOR	AGAINST	ABSTAIN

3.	Approval of amendments to the Company’s Certificate of Incorporation to change the name of Metalclad Corporation to Entrx Corporation, and to increase the Company’s authorized preferred stock from 1,500,000 to 5,000,000 shares.

FOR	AGAINST	ABSTAIN

4.	In their discretion, the proxies are authorized to vote upon matters which are incidental to the conduct of the Annual Meeting, and upon other business of which the Board of Directors is presently unaware and which may properly come before the meeting, and for the election of any person as a member of the Board of Directors if a nominee named in the accompanying Proxy Statement is unable to serve or for good cause will not serve.

FOR	AGAINST	ABSTAIN

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND MANAGEMENT OF METALCLAD CORPORATION AND WILL BE VOTED IN FAVOR OF THE ELECTION OF THE FIVE NOMINEES AND FOR PROPOSALS 2, 3 AND 4 UNLESS OTHER INSTRUCTIONS ARE GIVEN.

Dated:	, 2002

Signature

Signature

Please sign exactly as your name appears hereon; if stock is held jointly, each owner must sign. When signing as executor, trustee, guardian, attorney, agent or proxy, please indicate title.

Please sign, date and return this Proxy promptly.